4 Parkway North, Suite 400
Deerfield, IL 60015
www.cfindustries.com

CF Industries Holdings, Inc. Reports Third Quarter 2018
Net Earnings of $30 Million, EBITDA of $308 Million
Added Roughly $300 Million to Cash on Balance Sheet During Quarter
Higher Global Nitrogen Prices Driven By Energy Costs in Europe and Asia
Strong 2019 Global Demand Forecast Including 4M Acre Increase in U.S. Corn Plantings

DEERFIELD, IL—October 31, 2018—CF Industries Holdings, Inc. (NYSE: CF), a leading global fertilizer and chemical company, today announced results for its third quarter and nine months ended September 30, 2018.

Highlights

•	Third quarter net earnings of $30 million, or $0.13 per diluted share; EBITDA(1) of $308 million; adjusted EBITDA(1) of $300 million

•	Nine month net earnings of $241 million, or $1.03 per diluted share; EBITDA of $1,080 million; adjusted EBITDA of $1,064 million

•	Added $294 million to cash on balance sheet during quarter

•	$1 billion cash on balance sheet as of September 30, 2018; roughly $1.1 billion as of October 31, 2018

•	Repurchased more than one percent of common shares outstanding through October 31, 2018

Overview of Results

CF Industries Holdings, Inc. today announced third quarter 2018 net earnings attributable to common stockholders of $30 million, or $0.13 per diluted share; EBITDA of $308 million; and adjusted EBITDA of $300 million. These results compare to third quarter 2017 net loss attributable to common stockholders of $87 million, or a $0.37 loss per diluted share; EBITDA of $139 million; and adjusted EBITDA of $134 million.

For the first nine months of 2018, net earnings attributable to common stockholders were $241 million, or $1.03 per diluted share; EBITDA was $1,080 million; and adjusted EBITDA was $1,064 million. These results compare to the first nine months of 2017 net loss attributable to common stockholders of $107 million, or a $0.46 loss per diluted share; EBITDA of $632 million; and adjusted EBITDA of $709 million.

"Strong execution by the CF team and higher nitrogen prices have driven our performance in 2018, with adjusted EBITDA through nine months 50 percent higher than last year," said Tony Will, president and chief executive officer, CF Industries Holdings, Inc.

“Over the next several years, we believe the global nitrogen supply and demand balance will continue to tighten," commented Will. "We also expect that global energy fundamentals are likely to support higher hydrocarbon prices internationally, elevating production costs for marginal producers. These same factors are keeping North American natural gas prices low, benefiting our production costs. This should further enhance the superior cash generation capability of CF's network."
_______________________________________________________________________

(1)
EBITDA is defined as net earnings (loss) attributable to common stockholders plus interest expense-net, income taxes and depreciation and amortization. See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.

Manufacturing Operations

CF Industries' manufacturing network continued operating safely and efficiently. As of September 30, 2018, the 12-month rolling average recordable incident rate was 0.67 incidents per 200,000 work hours. Gross ammonia production during the third quarter of 2018 was approximately 2.5 million tons, and for the first nine months of 2018 was approximately 7.4 million tons. These volumes were one percent and three percent lower, respectively, than the prior year periods due to increased turnaround and maintenance activity in 2018 compared to 2017.

Sales Overview

Net sales in the third quarter of 2018 were $1,040 million and for the first nine months of 2018 were $3,297 million compared to $870 million and $3,031 million in the same periods last year. The increases were due primarily to higher average selling prices across all segments.

Total sales volume for the third quarter and first nine months was slightly lower compared to the same periods in 2017 as lower ammonia and ammonium nitrate sales volume was partially offset by higher granular urea sales volume.

Average selling prices for the third quarter and first nine months of 2018 were higher year-over-year across all segments as higher energy costs in Asia and Europe, along with continued enforcement of environmental regulations in China, resulted in lower production in these regions, tightening the global supply and demand balance and driving global nitrogen prices higher.

For the third quarter of 2018, the company's average selling price for ammonia was $292 per ton compared to $235 per ton in the third quarter of 2017. The average selling price for urea was $259 per ton in the third quarter of 2018 compared to $195 per ton in the third quarter of 2017, and the average selling price for UAN was $167 per ton in the third quarter of 2018 compared to $144 per ton in the third quarter of 2017.

For the first nine months of 2018, the company's average selling price for ammonia was $322 per ton compared to $298 per ton in the first nine months of 2017. The average selling price for urea was $259 per ton in the first nine months of 2018 compared to $216 per ton in the first nine months of 2017, and the average selling price for UAN was $175 per ton in the first nine months of 2018 compared to $164 per ton in the first nine months of 2017.

Cost of sales in the first nine months of 2018 decreased compared to the first nine months of 2017 driven by lower realized gas costs partially offset by higher costs related to plant turnarounds and maintenance. The company also recorded an unrealized net mark-to-market gain on natural gas derivatives of $11 million in the first nine months of 2018 compared to an unrealized net mark-to-market loss on natural gas derivatives of $64 million in the first nine months of 2017.

In the first nine months of 2018, the average cost of natural gas reflected in the company's cost of sales was $3.14 per MMBtu, which includes a realized loss of $0.03 per MMBtu on natural gas hedges. This compares to the average cost of natural gas in cost of sales of $3.46 per MMBtu for the first nine months of 2017, which includes a realized loss of $0.05 per MMBtu on natural gas hedges. During the first nine months of 2018, the average price of natural gas at Henry Hub in North America was $2.91 per MMBtu, and the average price of natural gas at the National Balancing Point in the United Kingdom was $7.98 per MMBtu.

The company did not enter into any additional natural gas NYMEX hedges in the third quarter of 2018.

Market Overview

CF expects that the global market fundamentals that drove global nitrogen prices higher during the third quarter will persist through the fourth quarter of 2018 and into the first half of 2019.

A significant driver of higher global nitrogen prices has been the increase in the cost of natural gas in Europe and liquefied natural gas (LNG) in Asia. In Europe, the price of natural gas per MMBtu at the Dutch TTF natural gas hub was 63 percent higher in September 2018 compared to September 2017. The Asian LNG spot price was 66 percent higher in September 2018 than the same time the year before. As a result, nitrogen facilities in Asia (Bangladesh, India and Pakistan) and Europe (Croatia, Estonia, Hungary, Lithuania, Netherlands, Romania and Ukraine) curtailed production. The company expects producers in these regions to continue to face high natural gas and LNG costs into the first half of 2019 as a result of the winter heating season in the Northern Hemisphere and continued LNG demand growth. These higher feedstock costs should continue to challenge marginal producers' ability to operate profitably, pressuring nitrogen production in these regions and continuing to support nitrogen prices.

China's role in globally traded urea continued to shrink in the third quarter as high feedstock costs, with anthracite coal costs up 22 percent year-over-year and enforcement of environmental regulations, limited export volumes. From January through August 2018, China exported less than one million metric tons of urea, a 72 percent decrease from the same period in 2017. Firm coal prices, high environmental compliance restrictions and costs, and the upcoming winter heating season are expected to continue to limit supply available for export into the first half of 2019. Longer term, the company expects Chinese urea exports to be in a similar volume range as in 2018.

The global nitrogen demand outlook is positive for the first half of 2019. In the United States, farmers are projected to plant 93 million acres of corn in 2019, approximately four million more acres than in 2018, which, along with expected increases in wheat plantings, will drive stronger nitrogen demand in North America.

Anticipated demand for urea in India and Brazil should continue to support a tighter global nitrogen supply and demand balance into 2019 as well. Following the India urea tender in October that secured 750,000 metric tons of urea, industry observers expect one-to-two additional urea tenders through March to meet that country's needs during the current fertilizer year. Imports into Brazil have increased since May following the resolution of a trucking strike. Imports in 2019 are expected to increase further due to the announced, but not completed, closure of two Petrobras urea plants.

The company continues to monitor the impact of sanctions on Iran. In the short-term, outlets for the estimated 3-4 million metric tons of Iranian urea exports appear to be more limited than in recent years. Most significantly, India did not purchase any product from Iranian sources in its most recent urea tender in October. Iranian producers will face additional challenges should the sanctions continue due to the loss of access to technical expertise, replacement parts for current plants and resources to support new construction.

Longer-term, industry and energy market fundamentals are expected to continue to support the global nitrogen cost curve at higher levels. Net global urea supply growth through 2022 is projected to fall short of the historical nitrogen demand annual growth rate of approximately two percent, further tightening the global supply and demand balance. Additionally, global oil and gas exploration and investment has declined significantly since 2014 while investment in U.S. shale oil projects has increased. This is likely to support both higher hydrocarbon prices internationally, elevating production costs for marginal producers, and continued low North American natural gas prices, keeping production costs for producers in the region among the lowest in the world.

Capital Expenditures

Capital expenditures in 2018 for new activity are estimated to be approximately $425 million.

Liquidity

As of September 30, 2018, the company had cash and cash equivalents of $1,022 million on the balance sheet, had no borrowings outstanding under its $750 million revolving credit facility and was in compliance with all applicable covenant requirements under its debt instruments. As of October 31, 2018, the company had cash and cash equivalents of approximately $1.1 billion.

During the third quarter, the company repurchased 1.8 million shares for approximately $91 million. On a cumulative basis through October 31, 2018, the company has repurchased approximately 3 million shares for roughly $150 million and has approximately $350 million remaining under its current share repurchase program authorization.

CHS Inc. Distribution

CHS Inc. (CHS) is entitled to semi-annual distributions resulting from its minority equity investment in CF Industries Nitrogen, LLC (CFN). The estimate of the partnership distribution earned by CHS, but not yet declared, for the third quarter of 2018 is approximately $40 million.

Consolidated Results

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
	(dollars in millions, except per share and per MMBtu amounts)
Net sales	$1,040	$870	$3,297	$3,031
Cost of sales	867	859	2,622	2,740
Gross margin	$173	$11	$675	$291
Gross margin percentage	16.6%	1.3%	20.5%	9.6%

Net earnings (loss) attributable to common stockholders	$30	$(87)	$241	$(107)
Net earnings (loss) per diluted share	$0.13	$(0.37)	$1.03	$(0.46)

EBITDA(1)	$308	$139	$1,080	$632
Adjusted EBITDA(1)	$300	$134	$1,064	$709

Tons of product sold (000s)	4,765	4,877	14,606	14,668

Supplemental data (per MMBtu):
Natural gas costs in cost of sales(2)	$3.16	$3.22	$3.11	$3.41
Realized derivatives loss in cost of sales(3)	0.03	0.13	0.03	0.05
Cost of natural gas in cost of sales	$3.19	$3.35	$3.14	$3.46

Average daily market price of natural gas (per MMBtu):
Henry Hub	$2.90	$2.93	$2.91	$2.99
National Balancing Point UK	$8.40	$5.46	$7.98	$5.43

Unrealized net mark-to-market (gain) loss on natural gas derivatives	$(3)	$(7)	$(11)	$64
Depreciation and amortization	$233	$226	$667	$648
Capital expenditures	$133	$105	$278	$290

Production volume by product tons (000s):
Ammonia(4)	2,456	2,489	7,424	7,653
Granular urea	1,296	1,091	3,675	3,329
UAN (32%)	1,595	1,483	4,957	5,022
AN	474	571	1,355	1,572
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(1)	See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.

(2)	Includes the cost of natural gas that is included in cost of sales during the period under the first-in, first-out inventory cost method.

(3)	Includes realized gains and losses on natural gas derivatives settled during the period. Excludes unrealized mark-to-market gains and losses on natural gas derivatives.

(4)	Gross ammonia production including amounts subsequently upgraded into other products.

Segment Results

Ammonia Segment

CF Industries’ ammonia segment produces anhydrous ammonia (ammonia), which is the company’s most concentrated form of nitrogen, containing 82 percent nitrogen. The results of the ammonia segment consist of sales of ammonia to external customers. In addition, ammonia is the “basic” nitrogen form that the company upgrades into other nitrogen products such as urea, UAN and AN.

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
	(dollars in millions, except per ton amounts)
Net sales	$192	$194	$778	$865
Cost of sales	181	203	641	770
Gross margin	$11	$(9)	$137	$95
Gross margin percentage	5.7%	(4.6)%	17.6%	11.0%

Sales volume by product tons (000s)	657	826	2,415	2,898
Sales volume by nutrient tons (000s)(1)	539	677	1,981	2,376

Average selling price per product ton	$292	$235	$322	$298
Average selling price per nutrient ton(1)	356	287	393	364

Adjusted gross margin(2):
Gross margin	$11	$(9)	$137	$95
Depreciation and amortization	33	37	110	130
Unrealized net mark-to-market (gain) loss on natural gas derivatives	(1)	(3)	(3)	20
Adjusted gross margin	$43	$25	$244	$245
Adjusted gross margin as a percent of net sales	22.4%	12.9%	31.4%	28.3%

Gross margin per product ton	$17	$(11)	$57	$33
Gross margin per nutrient ton(1)	20	(13)	69	40
Adjusted gross margin per product ton	65	30	101	85
Adjusted gross margin per nutrient ton(1)	80	37	123	103
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(1)	Nutrient tons represent the tons of nitrogen within the product tons.

(2)
Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. The company has presented adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See "Note Regarding Non-GAAP Financial Measures" in this release.

Comparison of 2018 to 2017 nine months and third quarter periods:

•
Ammonia sales volume decreased for the first nine months and third quarter of 2018 compared to 2017 due to lower inventory levels entering the periods and slightly reduced production volumes given more plant turnarounds and maintenance year-over-year, reducing the volume of ammonia available for sale.

•	Ammonia average selling prices improved in 2018 compared to 2017 as higher energy costs in Asia and Europe, along with continued enforcement of environmental regulations in China, resulted in lower production in these regions, tightening the global supply and demand balance and driving global nitrogen prices higher.

•
Ammonia adjusted gross margin per ton increased for the nine months and third quarter of 2018 compared to 2017 due to higher average selling prices and lower realized gas costs partially offset by higher costs related to turnarounds and maintenance.

Granular Urea Segment

CF Industries’ granular urea segment produces granular urea, which contains 46 percent nitrogen. Produced from ammonia and carbon dioxide, it has the highest nitrogen content of any of the company’s solid nitrogen products.

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
	(dollars in millions, except per ton amounts)
Net sales	$353	$228	$977	$725
Cost of sales	238	220	682	667
Gross margin	$115	$8	$295	$58
Gross margin percentage	32.6%	3.5%	30.2%	8.0%

Sales volume by product tons (000s)	1,363	1,170	3,779	3,349
Sales volume by nutrient tons (000s)(1)	627	539	1,738	1,541

Average selling price per product ton	$259	$195	$259	$216
Average selling price per nutrient ton(1)	563	423	562	470

Adjusted gross margin(2):
Gross margin	$115	$8	$295	$58
Depreciation and amortization	74	67	214	187
Unrealized net mark-to-market (gain) loss on natural gas derivatives	(1)	(2)	(3)	17
Adjusted gross margin	$188	$73	$506	$262
Adjusted gross margin as a percent of net sales	53.3%	32.0%	51.8%	36.1%

Gross margin per product ton	$84	$7	$78	$17
Gross margin per nutrient ton(1)	183	15	170	38
Adjusted gross margin per product ton	138	62	134	78
Adjusted gross margin per nutrient ton(1)	300	135	291	170
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(1)	Nutrient tons represent the tons of nitrogen within the product tons.

(2)
Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. The company has presented adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See "Note Regarding Non-GAAP Financial Measures" in this release.

Comparison of 2018 to 2017 first nine months and third quarter periods:

•	Granular urea sales volume increased for the first nine months of 2018 and the third quarter of 2018 compared to 2017 due to higher year-over-year production.

•
Urea average selling prices improved in 2018 compared to 2017 as higher energy costs in Asia and Europe, along with continued enforcement of environmental regulations in China, resulted in lower production in these regions, tightening the global supply and demand balance and driving global nitrogen prices higher.

•	Granular urea adjusted gross margin per ton increased for the first nine months and third quarter of 2018 compared to 2017 due to higher average selling prices and lower realized gas costs.

UAN Segment

CF Industries’ UAN segment produces urea ammonium nitrate solution (UAN). UAN is a liquid product with nitrogen content that typically ranges from 28 percent to 32 percent and is produced by combining urea and ammonium nitrate in solution.

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
	(dollars in millions, except per ton amounts)
Net sales	$270	$243	$892	$846
Cost of sales	243	252	731	781
Gross margin	$27	$(9)	$161	$65
Gross margin percentage	10.0%	(3.7)%	18.0%	7.7%

Sales volume by product tons (000s)	1,620	1,693	5,109	5,173
Sales volume by nutrient tons (000s)(1)	513	536	1,615	1,636

Average selling price per product ton	$167	$144	$175	$164
Average selling price per nutrient ton(1)	526	453	552	517

Adjusted gross margin(2):
Gross margin	$27	$(9)	$161	$65
Depreciation and amortization	65	71	200	192
Unrealized net mark-to-market (gain) loss on natural gas derivatives	(1)	(2)	(4)	19
Adjusted gross margin	$91	$60	$357	$276
Adjusted gross margin as a percent of net sales	33.7%	24.7%	40.0%	32.6%

Gross margin per product ton	$17	$(5)	$32	$13
Gross margin per nutrient ton(1)	53	(17)	100	40
Adjusted gross margin per product ton	56	35	70	53
Adjusted gross margin per nutrient ton(1)	177	112	221	169
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(1)	Nutrient tons represent the tons of nitrogen within the product tons.

(2)
Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. The company has presented adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See "Note Regarding Non-GAAP Financial Measures" in this release.

Comparison of 2018 to 2017 first nine months and third quarter periods:

•	UAN sales volume in the first nine months of 2018 was essentially unchanged compared to 2017. Sales volume in the third quarter decreased due to lower inventories available entering the period.

•
UAN average selling prices improved in 2018 compared to 2017 as higher energy costs in Europe resulted in lower production in this region, tightening the global supply and demand balance and driving global nitrogen prices higher.

•
UAN adjusted gross margin per ton increased for the first nine months and third quarter of 2018 compared to 2017 due to higher average selling prices and lower realized gas costs, partially offset by higher costs associated with planned turnarounds and maintenance.

AN Segment

CF Industries' AN segment produces ammonium nitrate (AN). AN is used as a nitrogen fertilizer with nitrogen content between 29 percent to 35 percent, and also is used by industrial customers for commercial explosives and blasting systems. AN is produced at the company's Yazoo City, Mississippi; Billingham, United Kingdom; and Ince, United Kingdom, complexes.

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
	(dollars in millions, except per ton amounts)
Net sales	$139	$135	$363	$372
Cost of sales	129	123	320	331
Gross margin	$10	$12	$43	$41
Gross margin percentage	7.2%	8.9%	11.8%	11.0%

Sales volume by product tons (000s)	601	670	1,586	1,777
Sales volume by nutrient tons (000s)(1)	202	225	535	599

Average selling price per product ton	$231	$201	$229	$209
Average selling price per nutrient ton(1)	688	600	679	621

Adjusted gross margin(2):
Gross margin	$10	$12	$43	$41
Depreciation and amortization	35	24	67	64
Unrealized net mark-to-market loss on natural gas derivatives	—	—	—	3
Adjusted gross margin	$45	$36	$110	$108
Adjusted gross margin as a percent of net sales	32.4%	26.7%	30.3%	29.0%

Gross margin per product ton	$17	$18	$27	$23
Gross margin per nutrient ton(1)	50	53	80	68
Adjusted gross margin per product ton	75	54	69	61
Adjusted gross margin per nutrient ton(1)	223	160	206	180
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(1)	Nutrient tons represent the tons of nitrogen within the product tons.

(2)
Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market loss on natural gas derivatives. The company has presented adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See "Note Regarding Non-GAAP Financial Measures" in this release.

Comparison of 2018 to 2017 first nine months and third quarter periods:

•	AN sales volume decreased in the first nine months of 2018 and third quarter of 2018 compared to 2017 due to lower production volumes resulting in less AN available for sale.

•
AN average selling prices improved in 2018 compared to 2017 as higher energy costs in Asia and Europe resulted in lower production in these regions, tightening the global supply and demand balance and driving global nitrogen prices higher.

•
AN adjusted gross margin per ton was higher in the first nine months and third quarter of 2018 compared to 2017 due to higher average selling prices partially offset by higher gas costs in the United Kingdom.

Other Segment

CF Industries’ Other segment includes diesel exhaust fluid (DEF), urea liquor, nitric acid and compound fertilizer products (NPKs).

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
	(dollars in millions, except per ton amounts)
Net sales	$86	$70	$287	$223
Cost of sales	76	61	248	191
Gross margin	$10	$9	$39	$32
Gross margin percentage	11.6%	12.9%	13.6%	14.3%

Sales volume by product tons (000s)	524	518	1,717	1,471
Sales volume by nutrient tons (000s)(1)	102	97	335	285

Average selling price per product ton	$164	$135	$167	$152
Average selling price per nutrient ton(1)	843	722	857	782

Adjusted gross margin(2):
Gross margin	$10	$9	$39	$32
Depreciation and amortization	18	15	49	40
Unrealized net mark-to-market (gain) loss on natural gas derivatives	—	—	(1)	5
Adjusted gross margin	$28	$24	$87	$77
Adjusted gross margin as a percent of net sales	32.6%	34.3%	30.3%	34.5%

Gross margin per product ton	$19	$17	$23	$22
Gross margin per nutrient ton(1)	98	93	116	112
Adjusted gross margin per product ton	53	46	51	52
Adjusted gross margin per nutrient ton(1)	275	247	260	270
_______________________________________________________________________________

(1)	Nutrient tons represent the tons of nitrogen within the product tons.

(2)
Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. The company has presented adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See "Note Regarding Non-GAAP Financial Measures" in this release.

Comparison of 2018 to 2017 first nine months and third quarter periods:

•	Other segment volume increased in the first nine months and third quarter of 2018 compared to 2017 due primarily to higher year-over-year sales of DEF.

•
Other average selling prices improved in 2018 compared to 2017 as higher energy costs in Asia and Europe resulted in lower production in these regions, tightening the global supply and demand balance and driving global nitrogen prices higher.

•
Other segment adjusted gross margin per ton was essentially unchanged in the first nine months of 2018 compared to 2017. Other segment adjusted gross margin per ton increased in the third quarter of 2018 compared to 2017 due to higher average selling prices partially offset by higher gas costs in the United Kingdom.

Dividend Payment

On October 11, 2018, CF Industries’ Board of Directors declared a quarterly dividend of $0.30 per common share. The dividend will be paid on November 30, 2018 to stockholders of record as of November 15, 2018.

Conference Call

CF Industries will hold a conference call to discuss its third quarter 2018 results at 9:00 a.m. ET on Thursday, November 1, 2018. This conference call will include discussion of CF Industries' business environment and outlook. Investors can access the call and find dial-in information on the Investor Relations section of the company’s website at www.cfindustries.com.

About CF Industries Holdings, Inc.

CF Industries is a leading global fertilizer and chemical company with outstanding operational capabilities and a highly cost-advantaged production and distribution platform. Our 3,000 employees operate world-class manufacturing complexes in Canada, the United Kingdom and the United States. We serve our customers in North America through an unparalleled production, storage, transportation and distribution network. We also reach a global customer base with exports from our Donaldsonville, Louisiana, plant, the world’s largest and most flexible nitrogen complex. Additionally, we move product to international destinations from our Verdigris, Oklahoma, facility; our Yazoo City, Mississippi, facility; our Billingham and Ince facilities in the United Kingdom; and from a joint venture ammonia facility in the Republic of Trinidad and Tobago in which we own a 50 percent interest. CF Industries routinely posts investor announcements and additional information on the company’s website at www.cfindustries.com and encourages those interested in the company to check there frequently.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that EBITDA, EBITDA per ton, EBITDA as a percent of net sales, adjusted EBITDA, adjusted EBITDA per ton, adjusted EBITDA as a percent of net sales, and, on a segment basis, adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton, which are non-GAAP financial measures, provide additional meaningful information regarding the company's performance and financial strength. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, EBITDA, EBITDA per ton, EBITDA as a percent of net sales, adjusted EBITDA, adjusted EBITDA per ton, adjusted EBITDA as a percent of net sales, adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton, included in this release may not be comparable to similarly titled measures of other companies. Reconciliations of EBITDA, EBITDA per ton, EBITDA as a percent of net sales, adjusted EBITDA, adjusted EBITDA per ton, and adjusted EBITDA as a percent of net sales to the most directly comparable GAAP measures are provided in the tables accompanying this release under “CF Industries Holdings, Inc.-Selected Financial Information-Non-GAAP Disclosure Items.” Reconciliations of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to the most directly comparable GAAP measures are provided in the segment tables included in this release.

Safe Harbor Statement

All statements in this communication by CF Industries Holdings, Inc. (together with its subsidiaries, the “Company”), other than those relating to historical facts, are forward-looking statements. Forward-looking statements can generally be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” or “would” and similar terms and phrases, including references to assumptions. Forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These statements may include, but are not limited to, statements about strategic plans and statements about future financial and operating results.

Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, the cyclical nature of the Company’s business and the agricultural sector; the global commodity nature of the Company’s fertilizer products, the impact of global supply and demand on the Company’s selling prices, and the intense global competition from other fertilizer producers; conditions in the U.S. and European agricultural industry; the volatility of natural gas prices in North America and Europe; difficulties in securing the supply and delivery of raw materials, increases in their costs or delays or interruptions in their delivery; reliance on third party providers of transportation services and equipment; the significant risks and hazards involved in producing and handling the Company’s products against which the Company may not be fully insured; the Company’s ability to manage its indebtedness; operating and financial restrictions imposed on the Company by the agreements governing the Company's senior secured indebtedness; risks associated with the Company’s incurrence of additional indebtedness; the Company's ability to maintain compliance with covenants under the agreements governing its indebtedness; downgrades of the Company’s credit ratings; risks associated with cyber security; weather conditions; risks associated with changes in tax laws and disagreements with taxing authorities; the Company’s reliance on a limited number of key facilities; potential liabilities and expenditures related to environmental, health and safety laws and regulations and permitting requirements; future regulatory restrictions and requirements related to greenhouse gas emissions; risks associated with expansions of the Company’s business, including unanticipated adverse consequences and the significant resources that could be required; the seasonality of the fertilizer business; the impact of changing market conditions on the Company’s forward sales programs; risks involving derivatives and the effectiveness of the Company’s risk measurement and hedging activities; risks associated with the operation or management of the strategic venture with CHS (the "CHS Strategic Venture"), risks and uncertainties relating to the market prices of the fertilizer products that are the subject of the supply agreement with CHS over the life of the supply agreement, and the risk that any challenges related to the CHS Strategic Venture will harm the Company's other business relationships; risks associated with the Company’s Point Lisas Nitrogen Limited joint venture; acts of terrorism and regulations to combat terrorism; risks associated with international operations; and deterioration of global market and economic conditions.

More detailed information about factors that may affect the Company’s performance and could cause actual results to differ materially from those in any forward-looking statements may be found in CF Industries Holdings, Inc.’s filings with the Securities and Exchange Commission, including CF Industries Holdings, Inc.’s most recent annual and quarterly reports on Form 10-K and Form 10-Q, which are available in the Investor Relations section of the Company’s web site. Forward-looking statements are given only as of the date of this communication and the Company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For additional information:
Media	Investors
Chris Close	Martin Jarosick
Director, Corporate Communications	Vice President, Investor Relations
847-405-2542 - cclose@cfindustries.com	847-405-2045 - mjarosick@cfindustries.com

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
	(in millions, except per share amounts)
Net sales	$1,040	$870	$3,297	$3,031
Cost of sales	867	859	2,622	2,740
Gross margin	173	11	675	291
Selling, general and administrative expenses	53	45	163	140
Other operating—net	(11)	(2)	(29)	14
Total other operating costs and expenses	42	43	134	154
Equity in earnings (loss) of operating affiliates	5	(5)	30	(8)
Operating earnings (loss)	136	(37)	571	129
Interest expense	59	81	180	241
Interest income	(4)	(5)	(9)	(8)
Other non-operating—net	(2)	2	(6)	4
Earnings (loss) before income taxes	83	(115)	406	(108)
Income tax provision (benefit)	12	(47)	73	(55)
Net earnings (loss)	71	(68)	333	(53)
Less: Net earnings attributable to noncontrolling interests	41	19	92	54
Net earnings (loss) attributable to common stockholders	$30	$(87)	$241	$(107)

Net earnings (loss) per share attributable to common stockholders:
Basic	$0.13	$(0.37)	$1.03	$(0.46)
Diluted	$0.13	$(0.37)	$1.03	$(0.46)
Weighted-average common shares outstanding:
Basic	233.5	233.2	233.8	233.2
Diluted	235.2	233.2	234.9	233.2

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	(unaudited)
	September 30, 2018	December 31, 2017
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$1,022	$835
Accounts receivable—net	273	307
Inventories	264	275
Prepaid income taxes	17	33
Other current assets	21	15
Total current assets	1,597	1,465
Property, plant and equipment—net	8,772	9,175
Investment in affiliate	96	108
Goodwill	2,361	2,371
Other assets	330	344
Total assets	$13,156	$13,463

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$467	$472
Income taxes payable	—	2
Customer advances	313	89
Other current liabilities	8	17
Total current liabilities	788	580
Long-term debt	4,697	4,692
Deferred income taxes	1,087	1,047
Other liabilities	421	460
Equity:
Stockholders' equity	3,436	3,579
Noncontrolling interests	2,727	3,105
Total equity	6,163	6,684
Total liabilities and equity	$13,156	$13,463

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
	(in millions)
Operating Activities:
Net earnings (loss)	$71	$(68)	$333	$(53)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	233	226	667	648
Deferred income taxes	35	(46)	37	(54)
Stock-based compensation expense	6	5	17	13
Unrealized net (gain) loss on natural gas derivatives	(3)	(7)	(11)	64
Unrealized loss on embedded derivative	1	1	2	4
(Gain) loss on disposal of property, plant and equipment	(1)	2	(1)	3
Undistributed (earnings) losses of affiliates—net of taxes	(2)	1	(5)	7
Changes in:
Accounts receivable—net	65	6	31	(29)
Inventories	(24)	2	(3)	12
Accrued and prepaid income taxes	(39)	(2)	13	804
Accounts payable and accrued expenses	20	17	(26)	5
Customer advances	292	88	224	51
Other—net	(9)	(11)	(35)	(74)
Net cash provided by operating activities	645	214	1,243	1,401
Investing Activities:
Additions to property, plant and equipment	(133)	(105)	(278)	(290)
Proceeds from sale of property, plant and equipment	3	1	19	13
Distributions received from unconsolidated affiliates	—	6	10	12
Proceeds from sale of auction rate securities	—	—	—	9
Insurance proceeds	10	—	10	—
Other—net	—	—	1	—
Net cash used in investing activities	(120)	(98)	(238)	(256)
Financing Activities:
Financing fees	—	(1)	1	(1)
Dividends paid on common stock	(70)	(70)	(210)	(210)
Acquisition of noncontrolling interests in TNCLP	—	—	(388)	—
Distributions to noncontrolling interests	(80)	(66)	(139)	(125)
Purchases of treasury stock	(87)	—	(87)	—
Issuances of common stock under employee stock plans	6	1	10	1
Shares withheld for taxes	—	—	(1)	—
Net cash used in financing activities	(231)	(136)	(814)	(335)
Effect of exchange rate changes on cash and cash equivalents	—	7	(4)	13
Increase (decrease) in cash, cash equivalents and restricted cash	294	(13)	187	823
Cash, cash equivalents and restricted cash at beginning of period	728	2,005	835	1,169
Cash, cash equivalents and restricted cash at end of period	$1,022	$1,992	$1,022	$1,992

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS

Reconciliation of net earnings (loss) attributable to common stockholders, net earnings (loss) attributable to common stockholders per ton and net earnings (loss) attributable to common stockholders as a percent of net sales (GAAP measures) to EBITDA, EBITDA per ton, EBITDA as a percent of net sales, adjusted EBITDA, adjusted EBITDA per ton and adjusted EBITDA as a percent of net sales (non-GAAP measures), as applicable:
EBITDA is defined as net earnings (loss) attributable to common stockholders plus interest expense—net, income taxes and depreciation and amortization. Other adjustments include the elimination of loan fee amortization that is included in both interest and amortization, and the portion of depreciation that is included in noncontrolling interests.
The company has presented EBITDA, EBITDA per ton and EBITDA as a percent of net sales because management uses these measures to track performance and believes that they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry.
Adjusted EBITDA is defined as EBITDA adjusted with the selected items included in EBITDA as summarized in the table below. The company has presented adjusted EBITDA, adjusted EBITDA per ton and adjusted EBITDA as a percent of net sales because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance.

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
	(in millions)
Net earnings (loss)	$71	$(68)	$333	$(53)
Less: Net earnings attributable to noncontrolling interests	(41)	(19)	(92)	(54)
Net earnings (loss) attributable to common stockholders	30	(87)	241	(107)
Interest expense—net	55	76	171	233
Income tax provision (benefit)	12	(47)	73	(55)
Depreciation and amortization	233	226	667	648
Less other adjustments:
Depreciation and amortization in noncontrolling interests(1)	(20)	(25)	(66)	(77)
Loan fee amortization(2)	(2)	(4)	(6)	(10)
EBITDA	308	139	1,080	632
Unrealized net mark-to-market (gain) loss on natural gas derivatives	(3)	(7)	(11)	64
Loss on foreign currency transactions including intercompany loans(3)	4	1	1	2
Insurance proceeds(4)	(10)	—	(10)	—
Costs related to acquisition of TNCLP units	—	—	2	—
Equity method investment tax contingency accrual(5)	—	—	—	7
Unrealized loss on embedded derivative(6)	1	1	2	4
Total adjustments	(8)	(5)	(16)	77
Adjusted EBITDA	$300	$134	$1,064	$709

Net sales	$1,040	$870	$3,297	$3,031
Tons of product sold (000s)	4,765	4,877	14,606	14,668

Net earnings (loss) attributable to common stockholders as a percent of net sales	2.9%	(10.0)%	7.3%	(3.5)%
Net earnings (loss) attributable to common stockholders per ton	$6.30	$(17.84)	$16.50	$(7.29)
EBITDA as a percent of net sales	29.6%	16.0%	32.8%	20.9%
EBITDA per ton	$64.64	$28.50	$73.94	$43.09
Adjusted EBITDA as a percent of net sales	28.8%	15.4%	32.3%	23.4%
Adjusted EBITDA per ton	$62.96	$27.48	$72.85	$48.34
_______________________________________________________________________________

(1)
For the three months ended September 30, 2018, amount relates only to CFN, as we purchased the remaining publicly traded common units of TNCLP on April 2, 2018. For the nine months ended September 30, 2018, amount includes $62 million related to CFN and $4 million related to TNCLP.

(2)	Loan fee amortization is included in both interest expense—net and depreciation and amortization.

(3)
Loss on foreign currency transactions primarily relates to the unrealized foreign currency exchange rate impact on intercompany debt that has not been permanently invested and is included in other operating—net in our consolidated statements of operations.

(4)	Represents proceeds related to a property insurance claim at one of our nitrogen complexes.

(5)
Represents an accrual recorded in the three months ended June 30, 2017 on the books of PLNL, the company's Trinidad joint venture, for a disputed tax assessment. Amount reflects the company's 50 percent equity interest in PLNL. This is included in equity in earnings (losses) of operating affiliates in our consolidated statements of operations.

(6)	Represents the change in fair value on the embedded derivative included within the terms of the company's strategic venture with CHS.